Filed Under Rule 424(b)(3), Registration Statement Nos. 333-100527 and 333-114095
Pricing Supplement Number 72 Dated 06/21/2004
(To: Prospectus Dated June 17, 2004, as supplemented by Prospectus Supplement Dated June 18, 2004)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RQP4	$10,211,000.00	100%	1.100%	$10,098,679.00	FIXED	4.500%	MONTHLY	06/15/2010	07/15/2004	$2.63	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RQQ2	$4,924,000.00	100%	1.600%	$4,845,216.00	FIXED	5.375%	QUARTERLY	06/15/2015	09/15/2004	$12.09	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RQR0	$5,023,000.00	100%	2.000%	$4,922,540.00	FIXED	5.875%	SEMI-ANNUAL	06/15/2019	12/15/2004	$27.91	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 06/15/2008 and every coupon date thereafter.. The General Electric Capital Corporation Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 06/15/2008 at a redemption price equal to 100% of the principal amount of the General Electric Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RQS8	$17,454,000.00	100%	2.000%	$17,104,920.00	FIXED	6.000%	SEMI-ANNUAL	12/15/2023	12/15/2004	$28.50	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 06/15/2008 and every coupon date thereafter.. The General Electric Capital Corporation Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 06/15/2008 at a redemption price equal to 100% of the principal amount of the General Electric Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

General Electric Capital Corporation	Trade Date: June 21, 2004 @12:00 PM ET
Settle Date: June 24, 2004
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0443 via Pershing, LLC

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Financial Services, Inc., Wachovia LLC

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved.

General Electric Capital Corporation $15,626,271,000.00 General Electric Capital* InterNotes Prospectus Supplement Dated 18-Jun-04